Exhibit 10.1

LEASE CONTRACT OF A FUTURE BUILDING WITH NON-RESIDENTIAL PURPOSES

between

CONSORZIO ZONA INDUSTRIALE E PORTO FLUVIALE DI PADOVA, (hereinafter “Landlord”), represented by the president and legal representative pro tempore, Luca Deiana, Esq., with corporate office in Padua, Galleria Spagna no. 35, Tax Code: 80007410287, pursuant to the powers evidenced under Annex “I”,

- on one side -
and

ANIKA THERAPEUTICS s.r.l., (hereinafter even only “Tenant”) represented by the president and the legal representative pro tempore, Charles H. Sherwood, Ph.D., with corporate office in Via Ponte della Fabbrica 3/B, 35031 Abano Terme, Italy, Tax Code: 01510440744, pursuant to the powers hereto attached as Annex “II”,

- on the other side -

(hereinafter the Landlord and the Tenant, each of them singularly defined as the “Party” and collectively defined as the “Parties”).

Whereas:

A.
The Landlord is a public economic entity having as its purpose the promotion of economic development through the execution and management of the Padua industrial zone, with consolidated know-how in the real estate and infrastructure sectors.

B.	The Tenant operates in the bio-pharmaceutical sector and belongs to a multinational group also present in Italy.

C.	The Tenant intends to move its own Italian headquarters and operation center within the Province of Padua.

D.
The Landlord is the owner and can dispose of a plot of land with a surface of 5.780 sqm as better described in the plan hereto attached as Annex “III” (the “Land”), located inside the Research Area of the industrial zone where a building with the characteristics requested by the Tenant may be built with the aim of leasing such building to the Tenant. The Land can be identified at the cadastral register as follows: Land registry of the Municipality of Padova, page 148, cadastral map 516 and 517.

E.	The Landlord warrants its availability to build on the Land a building meeting the Tenant’s needs by using the “build to suit” formula in order to then lease such building to the Tenant.

F.
The Tenant is interested in leasing such building constructed with the “build to suit” formula, provided that certain essential conditions are satisfied, including, but not limited to, the prompt execution of the Construction Works on the basis of the Tenant’s specifications (design and quality finishing) provided by the firm appointed by the Tenant and indicated under recital (G) below for the building consisting of premises to be destined as Tenant’s Italian headquarters, with storage, laboratory, and office spaces in the interior and wide non-covered spaces on the exterior destined, in part, to contain parking places for Tenant’s employees and visitors.

G.
The Tenant has contracted for the design of the building, including the related plants and exterior spaces, to be then leased to Tenant (the “Building”), Studio Arvalli e Associati srl, via Marsala 59, 35122 Padova, Italy (the “Designer”).

H.
The Designer has prepared a preliminary project for the execution of the Building on the basis of which such Designer has subsequently developed the definitive project, comprehensive of the technical specifications, which have been reviewed and accepted by the Landlord, (“Definitive Project”); likewise, the Designer has also developed, on the basis of the Definitive Project, the relevant executive project for the execution of the Building, attached hereto as Annex IV (“Executive Project”).

I.
The Parties acknowledge that all documents necessary to obtain an adequate building permit (“Building Title”) and that all relevant procedures before the competent authorities to obtain such Building Title have been completed.

J.
The Tenant has received and accepted the Executive Project from the Designer, and the Tenant has delivered the Executive Project to the Landlord, who has also received and accepted the Executive Project, and shall cause the Construction Works (as defined below) to be carried out in accordance with the accepted Executive Project and with this Contract.

K.
With this contract (the “Contract”) the Parties intend to rule their relationships in the context of this “build to suit” project, and the lease following completion of the construction of the Building on the basis of the Executive Project.

In light of the above, which is an integral and substantial part of this Contract,

it is agreed what follows.

PART I RECITALS, ANNEXES

Article 1 - Recitals and Annexes

The recitals and the annexes to this Contract are an integral and substantial part of this Contract.

- Annex “I”:	Powers of the Landlord

- Annex “II”:	Powers of the Tenant

- Annex “III”:	Plan of the Land

- Annex “IV”:	Executive Project

- Annex “V”:	Fit-Out Works

- Annex “VI”:	First Refusal Right Conditions

- Annex “VII”:	Financial Report Template

- Annex “VIII”:	Testing Scheme

- Annex “IX”:	Corporate Guarantee Scheme

PART II OBJECT OF THE CONTRACT - CONDITION SUBSEQUENT
Article 2 - Object of the Contract

2.1	With the execution of this Contract:

(a)
the Parties establish the terms and conditions for (i) the construction of the Building by the Landlord (“Construction Works”), (ii) the execution of the Testing Activities, as defined below, by the Parties, and (iii)  the execution of the fit-out works by the Tenant as better identified under Annex “V” (“Fit-Out Works”); and

(b)
from the Delivery Date, as defined below, the Landlord grants in lease to the Tenant, who accepts, the Building as it shall be built in accordance with the terms and conditions of this Contract. The Parties expressly agree that the lease of the Building is on a bulk basis and not on a measure basis and that such lease shall be ruled by Law no. 392 dated July, 27th 1978 (“Tenancy Law”).

2.2
The Landlord grants to the Tenant a right of first refusal having as object the area identified in color yellow in the plan hereto attached as Annex “III” which may be exercised in accordance with the terms set forth in Annex “VI” attached to this Contract (“First Refusal Right Conditions”).

Article 3 - Representations

3.1	The Landlord declares and guarantees that:

(a)
there are no circumstances, including, but not limited to, zoning requirements or any other requirements imposed by appropriate government entities as of the date hereof, that may prejudice or prevent (i) the construction of the Building, at the conditions provided in this Contract, on the Land or (ii) the granting in lease of the Building to the Tenant for the uses discussed at Recital F above;

(b)
the “build to suit” proposal by the Landlord, as provided in this Contract, is in compliance with the law of all applicable authorities and the rules promulgated by such appropriate authorities applicable to the Landlord’s activities in its status as a public economic entity;

(c)
all the public, administrative, corporate and other procedures that shall be carried out by the Landlord in order to execute and perform under this Contract have been and shall be duly executed, and for this reason this Contract is lawfully executed by the Landlord and sets forth and shall set forth valid and binding obligations of the Landlord pursuant to the relevant terms and conditions contained herein.

PART III EXECUTION OF THE BUILDING CONSTRUCTION WORKS

Article 4- Object of the “build to suit” scheme proposed by the Landlord

4.1
The Landlord undertakes to execute, on a workmanlike basis, at its own expenses, the Construction Works of the Building on the basis of the Executive Project on the Land in compliance with the designations of use of the Building as per Recital (F).

Article 5 - Execution of the Construction Works

5.1
The Landlord undertakes to complete the Construction Works within 12 (twelve) months from execution of this Contract (the “Construction Works Term”), except for as provided for under artt. 7.3 and 8 hereof,  any possible postponement agreed in writing by the Parties, or delays due to force majeure.

5.2	The Landlord shall procure the Construction Works of the Building pursuant to the procedures provided by the Legislative Decree no. 163/2006, as subsequently modified.

5.3
The firm(s) selected by the Landlord shall construct the Building, under the direction of the Landlord, also through a director of the works, on the basis of the Executive Project as previously approved.

5.4
It is understood that in the event that variations to the Executive Project be needed during the execution of the Construction Works the Parties agree that (i) necessary variations of the Executive Project needed to keep valid the Building Title and/or necessary to make the Building suitable for the Tenant to carry out its activities in accordance with Building uses provided in Recital (F) above and in accordance with the applicable law in force, from time to time, until the end of the Construction Works Terms (“Necessary Variations”) shall be in any case executed by the Landlord and any cost shall be borne entirely by the Landlord without any consequence upon the Tenant; and (ii) any variation to the Executive Project and the Construction Works other than the Necessary Variations that may be requested by the Tenant during the course of the work (“Discretional Variations”) shall be borne by the Tenant should they increase the costs envisaged in the Executive Project providing that technical and economic conditions for the execution of such Discretional Variations shall need to be previously agreed in writing by the Parties., If such Discretional Variations are reasonably likely to affect to the Landlord’s ability to complete the Construction Works within the Construction Works Term, the Parties agree to discuss in good faith amending the Construction Works Term to account for such Discretional Variations. The costs of the Discretion Variations shall be paid to the Landlord in advance in accordance with the issuance of a special invoice.

5.5
The Landlord undertakes to keep informed the Tenant, in the person of Mr. Andy Basso or other person to be communicated by the Tenant during the course of this Contract, by sending periodic updates via email at least once per week and shall make itself available for meetings or video/audio conference calls that the Tenant may deem necessary, which shall be requested with reasonable notice of not less than 3 (three) working days in advance (providing that working days shall mean those when the banks of Milan are open).

5.6	The Landlord undertakes to procure that:

(a)	by the Construction Works Term, the Building shall be:

(i)
in compliance with the Building Title and with all applicable law, including any building, urban, cadaster, health, environmental, fire prevention and work safety regulations, with office, storage, and laboratory space for Tenant’s use;

	(ii)	suitable for the uses of Tenant as outlined in Recital F of this Contract;

	(iii)	in compliance with the Executive Project; and

	(iv)	suitable for the execution of the Fit-Out Works by the Tenant;

(b)	at the Delivery Date (as defined at art. 7.3) the Building:

	(i)	shall be in compliance with its new cadaster description, and shall have all suitable connections to water, light, gas and sewerage networks;

(ii)
shall have the energy certificate, the fit-for-purpose certificate, the fire prevention certificate or, in the event such fire prevention certificate is not necessary for the obtainment of the authorizations needed for the Tenant’s activities, the prior compliance opinion of the Fire Brigade;

(iii)
shall be entirely compliant with all applicable laws and with the Executive Project, as possibly amended in relation to Necessary Variations and/or Discretional Variations executed in compliance with this Contract.

5.7
The Landlord also undertakes to entrust, at its own care and expenses, to a technician having the requirements provided by the law, to prepare the energy certificate to be drafted in compliance with the applicable law upon the completion of the Construction Works Term and to deliver to the Tenant a certified copy of such certificate on the Delivery Date of the Building.

5.8
The Landlord declares and guarantees that, to its current knowledge, the Land has not burdened by mortgages, easements, hydrologic liens or other liens deriving from the law regarding cultural assets, is not burdened by any kind of pollution, nor any other liens that may undermine the construction works or the use of the Building by the Tenant, in compliance with this Contract.

5.9
From the signing of this Contract through the Delivery Date of the Building, Landlord agrees to provide Tenant, on a quarterly basis, with a report of all expenditures accrued during the most-recently completed quarter and for the entire period of the Construction Works related to the Construction Works on the template provided in Annex “VII”. Such reporting will due from Landlord to Tenant within five (5) days of the end of each calendar quarter through the Delivery Date of the Building.

5.10	The Parties reciprocally acknowledge and agree that the Landlord is the exclusive principal of the Works, and that the Tenant is the exclusive principal of the Fit-Out Works (as described hereunder).

Article 6 – Fit-Out Works

6.1
During the execution of the Construction Works, the Tenant may enter into the Building, through themselves or through third parties acting as the Tenant’s representatives, and with a previous written or verbal agreement with the Landlord – in order to minimize the disturbance to the Construction Works and in compliance with the relevant safety plans – for verifying the progress of the Construction Works for the only purpose of the subsequent execution of certain furnishing and fit-out works inside the Building to prepare for the start of the lease and listed in the document hereto attached as Annex “V” (“Fit-Out Works”). With the exception of the IT wire laying, it is understood that the Fit-Out Works shall not alter in any way the Executive Project. Upon the Tenant’s request and with the previous consent of the Landlord, which shall not be unreasonably denied, the Tenant may start the execution of the Fit-Out Works, on its own care and expense, even before the Delivery Date.

6.2
In the event that the Landlord decides to allow the Tenant to start the execution of the Fit-Out Works before the completion of the Construction Works in compliance with what is provided by paragraph 6.1 above, the Landlord shall give to the Tenant the maximum possible collaboration for the purpose of facilitating the execution of the Fit-Out Works, providing that such activities do not disturb or increase the obligations of the Landlord.

Article 7 – Testing Activities of the Construction Works

7.1
Testing Activities. The Landlord undertakes to finish the Construction Works related to the Building, as well as the testing and any other related fulfilment required by the law in accordance with the scheme hereto attached as Annex “VIII” (“Testing Scheme”) within the Construction Works Term.

7.2
Testing by the Tenant. In due time to complete the Testing Procedure (as defined below) within the  Construction Works Term, the Landlord undertakes to deliver to the Tenant the  complete documentation and certifications as described in the preceding article,. The Tenant may inspect the Building over the course of the subsequent 10 (ten) days, by using its own consultants and at the presence of the consultants appointed by the Landlord, in order to verify the completion of the Construction Works in compliance with the Executive Project, the completeness and validity of documentation and certifications. The Parties shall draft a testing resolution that shall be signed by a representative of the Tenant and a representative of the Landlord describing such testing procedure (“Testing Procedure”).

7.3	Acceptance or refusal of the delivery of the Building Within 3 (three) days from the completion of the Testing Procedure:

(a)
In the event that upon the completion of the Testing Procedure,: (i) the Building is compliant with the Executive Project and the applicable laws and regulations, except only for minor defects that do not alter the exterior aspect of the Building and  do not prevent or limit the entire, easy and complete use of the Building in accordance with what is provided by this Contract (the “Minor Defects”), the Tenant shall sign a positive testing resolution (the “Positive Testing Resolution”) and receive the Building, it being understood that the Landlord shall in any case eliminate the possible Minor Defects, at its own care and expenses, in a manner that does not disturb the normal activities of the Tenant, at the terms and conditions that shall be included in the Positive Testing Resolution.

(b)
In case the Construction Works have not been entirely executed in compliance with the Executive Project and the defects arising from them cannot be qualified as Minor Defects, the Tenant shall have the option to refuse the delivery of the Building, and shall in such a case sign a negative testing resolution indicating all the activities to be carried out in order to make the Building compliant with the Executive Project (the “Negative Testing Resolution”). Should the Landlord fail to complete the works in compliance with the Executive Project within the Construction Works Term, then the penalties of Article 8.1 shall apply.

(c)
Once all the activities indicated in the Negative Testing Resolution have been completed, the Landlord shall inform the Tenant about such completion. Within the 5 (five) days subsequent to the receipt of the aforesaid communication by the Tenant, the Testing Procedure shall be repeated, provided that such procedure delineated herein shall be repeated until the Tenant signs a Positive Testing Resolution (or the Expert resolves that the testing is successfully completed) without prejudice to the penalties and the right to request the termination of this Contract in favor of the Tenant.

The Building shall be considered as accepted by the Tenant on the date on which the Positive Testing Resolution, as described in this article shall be signed (”Delivery Date”).
Any unjustified delay in the testing procedure which is due to the Tenant’s fault shall not have any impact on the payment terms of the annual rent under Article 11 below.

7.4
On the Delivery Date, the Landlord shall deliver to the Tenant the Building, the paper and electronic drawings of the Building “as built” with evidence and thorough explanation of any difference from the Executive Project and the documents and certification, also of any other installations, requested by the applicable law, including the fire prevention certificate.

7.5
The acceptance of the Building and/or the execution of the Positive Testing Resolution shall not release the Landlord from the liabilities arising from this Contract that may come to light subsequently to the Testing Procedure.

Article 8 – Penalties of the Landlord

8.
Penalties of the Landlord. The Tenant grants to the Landlord a delay grace period of 30 (thirty) days with respect to the timing of the completion of the Construction Works Term during which time no claim shall be advanced against the Landlord. In the event that the Construction Works last more than 30 (thirty) days from the end of the Construction Works Term, from the thirty-first (31st) day the Landlord shall pay to the Tenant as penalty, a sum equal to 2 (two) days of the regular annual rent, as defined below, for each day of delay, without prejudice to the right to request any additional damages and/or the termination of the Contract once the delay exceeds 90 (ninety) days following the conclusion of the Construction Works Term.

Article 9 – Penalties of the Tenant

9.1
Tenant’s penalty for not accepting Works in compliance with the terms of the Contract. In the event the Landlord wants to challenge with the Tenant the presence of Minor Defects and/or defects and non-compliance other than Minor Defects raised by the Tenant, the Landlord must instruct the Expert to verify the compliance of the Construction Works of the Building to the Executive Project. In case the Expert establishes the compliance of the Construction Works to the Executive Project or the presence of only Minor Defects, the Construction Works Term shall be deemed complied with and the Building shall be deemed as accepted by the Tenant for all purposes of this Contract, and the date when the Expert issues its decision shall be deemed as the date of execution of the Positive Testing Resolution, it being understood that the Landlord shall in any case eliminate, at its own care and expenses, and with manners that not disturb the normal activities of the Tenant, the possible Minor Defects found by the Expert at the terms and conditions that shall be indicated in his decision. In the event that, even if the Expert establishes the compliance of the Construction Works to the Executive Project or the presence of only Minor Defects, the Tenant refuses to accept the Building, the Tenant shall pay to the Landlord a penalty equal to Euro 1.800.000 (one million and eight thousand/00) (the “Tenant’s Penalty”) being expressly excluded the possibility to claim any further damage. The Tenant undertakes to provide the Landlord, simultaneously to the signing of this Contract with a document evidencing a written commitment by its controlling company, Anika Therapeutics, Inc., to guarantee the payment of the Tenant’s Penalty in favor of the Landlord where the relevant conditions apply, in accordance with the scheme provided at Annex “IX” hereto attached.

PART IV LEASE

Article 10 - Duration of the lease

10.1
The duration of the lease is established as 15 (fifteen) years from the Delivery Date, it being understood that until the Date of Delivery the Tenant – with the previous authorization of the Landlord in accordance with Article 6 above – the Building shall be used on a free of charge basis for execution of the Fit-Out Works purpose only. The Rent, as defined below, shall be due from the Date of Delivery.

10.2
Upon expiry of the first fifteen years (and, if renewed, at every subsequent expiry date), the lease shall be automatically renewed for further 6 (six)-year periods, in accordance with the Tenancy Law, unless either the Landlord or the Tenant send a 12 (twelve)-month notice prior the first expiry date mentioned at paragraph 10.1 above or to any other subsequent 6 (six)-year period, by means of registered letter with return receipt or via courier.

10.3
This Contract can be automatically renewed in accordance with what is provided at article 10.2 above until the thirtieth year from the execution of the Contract (“Final Expiry Date”). From the Final Expiry, this Contract shall not be effective anymore between the parties and the possible extension of the lease shall be subject to a new and autonomous agreement between ZIP and Anika.

10.4	The Tenant shall have the right to withdraw from the lease in accordance with Article 27, second to last paragraph, of the Tenancy Law at the conditions of article 13.

10.5
Upon the expiry of the lease, the Building shall be returned to the Landlord free from goods, personal property and people, in the same conditions at which the Tenant has received it at the Delivery Date, save for the normal wear and tear arising from the normal use of the Building. Fit-Out Works and works authorized under the following article 10.6 shall not be removed.

10.6
The Landlord undertakes to grant its own consent, which shall not be unreasonable refused, in order to allow the Tenant to carry out on the Building and its plant those works, transformations or additions that may be necessary to meet its operational needs,  provided that those works are carried out under the Tenant’s responsibility and at its expense and to the extent the following conditions are met:

(a)	prior written communication to the Landlord indicating the works that the Tenant intends to carry out; and

(b)
the Tenant shall obtain, at Tenant’s expenses, before work starts, all necessary authorizations, licenses, permits and authorizations from any competent Authority to carry out such works; the Landlord undertakes to present any request to any competent Authority to obtain in the shortest possible period such authorizations and/or licenses and/or permits, to assist Tenant in speeding up the process to obtain them.

As a derogation to the provisions of Article 1592 and 1593 of the Italian Civil Code, the Tenant shall not have any rights to indemnities or compensations towards the Landlord for the improvement work carried out that, if impossible to remove without causing damages to the Building, shall remain in the Building for the benefit of the Landlord.

The Tenant shall provide the Landlord with a document describing the works and improvements to be done within the Building during the lease period (“Lay-Out”).

The Landlord shall approve in writing the Lay-Out within 15 (fifteen) days from the day on which it receives such Lay-Out specifying for which works and improvement excluding the movable separation walls that shall not be removed it shall reserve the rights, at the end of the lease, to request the removal at the Tenant’s expenses. In the event the Landlord does not state that any of the Lay-Out work must be removed at the end of the Lease, then Tenant shall be under no obligation to remove such Lay-Out works.

The Tenant shall have the right not to carry out the work and improvements authorized by the Landlord, regardless of the fact the latter has, or has not, reserved the right to request the removal of such works.

Article 11 - Cautionary Deposit

The Tenant undertakes to pay to the Landlord on the Delivery Date, a sum equal to Euro 90,000.00 (ninety thousand /00) (equal to 3 monthly installments of the lease rent) as cautionary deposit, without accruing interest, to secure any possible damage to the Building and the fulfillment of the obligations related to the lease that shall be assumed with the execution of this Contract (including the timely payment of the lease rent installments). The aforesaid cautionary deposit shall be given back by the Landlord to the Tenant simultaneously with the resolution regarding the delivery of the Building upon the termination of the Lease, after deduction of any amount due to the Landlord for damages to the Building or in any event due under this Contract.

Article 12 - Lease Rent

12.1
The Tenant shall pay in favor of the Landlord an annual regular rent lease equal to a comprehensive Euro 360.000,00, plus VAT (“Annual Rent”). The Landlord grants to the Tenant a discount for the first 3 (three) years of rent such that during the first 3 (three) years of the lease shall be paid as indicated below:

(a)	for the first three years, Euro 321.000.00, plus VAT, to be paid in advance by means of 4 quarterly installments each of them of Euro 80.250,00 (eighty thousand two hundred fifty/00), plus VAT;

(b)	from the fourth year the Tenant shall pay the Annual Rent by means of 4 quarterly installments, to be paid in advance, each of them of Euro 90,000.00, plus VAT.

12.2
The Tenant undertakes to pay the sums of the installments as established above within the fifth day of the months of January, April, July and October by means of a wire transfer at the bank account to be duly indicated by the Landlord, save for any variation that shall be communicated by e-mail by the Landlord. In case the lease starts after a quarter begins, the initial installment shall be calculated pro-rata depending on the duration of the actual use of the Building.

12.3
The Tenant undertakes to provide the Landlord simultaneously to the execution of this Contract with a document evidencing a written commitment by its controlling company, Anika Therapeutics, Inc., on the basis of the scheme hereto attached as Annex “IX”, to guarantee the payment of the Annual Rent in favor of the Landlord.

12.4	Starting from the fourth year of the lease, the Annual Rent shall be updated every year with an increase equal to 75% of the ISTAT variation index.

12.5
The Parties acknowledge that the drafting of the regulations of the Research Area of the Padua Industrial Zone, where the Land over which the Building shall be constructed is located, is under progress and that such regulation shall concern the management of the security, door keeping and other services that are deemed to be useful or necessary in order to guarantee the safety and ensure the efficient and rational management of the entire building complex of the Research Area of the Padua Industrial Zone. This regulation shall form a separate agreement among the owners part of the building complex and, in any case, shall be accepted and signed by the Tenant, as beneficiary of the services that will be regulated, it being understood that such regulation shall not be binding vis-à-vis the Tenant in the part where it is contrary to any of the covenants set forth in the Contract in favor of the Tenant. Such services may include, based on subsequent agreement between the Parties, group security measures, lighting, and maintenance of the lighting, of the building complex of the Research Area of the Padua Industrial Zone, erection and maintenance of general gates for the Research Area of the Padua Industrial Zone, landscape improvements for the Research Area of the Padua Industrial Zone, and such other services or items as the Parties may agree upon in the future.

12.6
Without prejudice to the above, the Landlord undertakes to provide the basic maintenance of the green areas, sidewalks, and pavement, including the removal of refuse, of the entire area surrounding the Land, as long as they remain in its property and possession.

12.7
The Tenant undertakes to pay the costs related to the services provided in the regulation of the area set above under paragraph 12.3, according to the criteria set out in the regulation and within the maximum limit of 2.5% of the regular Lease Rent. The Landlord undertakes to present an annual report of the costs, according to the actual use of the Tenant, in order to determine the sum to be paid by the Tenant itself. The payment of such costs will have to be made in advance on a quarterly basis (calendar quarter), except for the final balance adjustment to be made within the first quarter of the year following the year of reference, or within the first quarter following the delivery of the annual reporting.

Article 13 - Early Withdrawal from the Lease

13.1	The Tenant shall the right to early withdraw from the lease with such withdrawal to be effective not earlier than at the end of the sixth year.

13.2
From the end of the sixth year, the Tenant shall have the faculty to withdraw from the lease by providing the Landlord with six (6) months notice of its intention to do so and by paying in favor of the Landlord a sum equal to Euro 720.000,00 (seven hundred twenty thousand/00) as penalty, with the exclusion of any right to claim any further damage. The Tenant provides the Landlord, as of the date of execution of this Contract, with a document evidencing a written commitment by its controlling company, Anika Therapeutics, Inc., to guarantee the payment of such amount in favor of the Landlord where the relevant conditions apply, on the basis of the scheme hereto attached as Annex “IX”.

The possible withdrawal from the lease must be, in any case, expressly communicated in writing by e-mail to the Tenant at least 6 (six) months in advance.

13.3
The Tenant shall have the right to withdraw from this Contract at any moment from the ninth year of the lease, with effectiveness from the end of the 9th (ninth) year, without obligation of the Tenant to pay any penalty or any other kind of payment or indemnity in favour of the Landlord by providing the Landlord with eighteen (18) months’ notice of its intent to withdraw from the lease.

Article 14 - Ordinary and Extraordinary Maintenance

14.1
The ordinary maintenance of the Building granted in lease shall be the responsibility of the Tenant.
The Tenant shall also bear the costs and liability of the ordinary and extraordinary maintenance of its own plants and of the Fit-Out Works installed within the Building by the same Tenant.

14.2
The extraordinary maintenance of the Building shall be entirely upon the Landlord.
For extraordinary maintenance it shall be meant - among the other things and without limitations - the ensemble of necessary activities due to unexpected (because not already programmed) events, as well as the works and amendments necessary to renew or replace portions of the Building, even structural, or to execute and integrate the technological plants (for example those activities related to the creation, elimination or modification of internal premises, the remake of the covering, the installation of new plants or their integral replacement).

14.3
Should any controversy arise in connection with ordinary or extraordinary maintenance and the Landlord and the Tenant do not reach an agreement on such matter within 30 (thirty) days from the date on which such matter arises, the controversy shall be solved by the expert mentioned at article 19 below upon request of the most diligent Party, provided that such person shall give its own decision within 15 (fifteen) days from the relevant appointment, in accordance with article 1349 of the Italian Civil Code, on the basis of technical criteria, the provisions of this Contract and the applicable law. The relevant decision shall be issued, in writing, by Expert within the term indicated above, it being understood that such decision shall be binding for the Parties even if it is not rendered within the aforementioned term.

14.4
In the event the Landlord does not comply with its maintenance and repair obligations set out under this Article 13, the Tenant may substitute itself to the Landlord to carry out the maintenance and repair work, with the right to request to the Landlord the reimbursement to the Landlord of the costs incurred.

The Tenant shall have right to a reduction of the Annual Rent to be discounted in proportion to the number of days in which the Building could not be, even only partially, used and also to request the termination of the Contract, in partial derogation of the provisions of Article 1584 of the Italian Civil code, in the event the repairs of the Landlord lasting more than 60 (sixty) days.

14.5
Without prejudice to the above provisions, the Tenant has the right to bring any claim or action towards the Landlord for damages, including lost revenues, arising from: (a) failure and consequent interruption, to the extent attributable to the Landlord, of common systems and services; (b) fire, water leakage, pollution or humidity or any other event, to the extent not attributable to the actions or omissions of Landlord, that may damage any property of the Tenant or plants installed on the premises.

14.6
Landlord, through itself or its representative, shall have the right to access the Building and the property generally to make the maintenance works due by the Landlord pursuant to this Agreement  by providing Tenant with at least twenty four (24) hours’ written notice. When on the premises, Landlord agrees to use reasonable efforts to minimize interference with the normal operations of Tenant’s business and to follow reasonable requests from Tenant related to minimizing such interference. In the case of urgent emergencies, Landlord shall have immediate access to the Building and property generally without the necessity of providing notice to Tenant, without prejudice to his obligation to minimize the aforesaid interference with the normal operations of the Tenant’s business at the terms and conditions indicated above.

Article 15 - Insurance coverage and other costs

The insurance coverage over the Building, for an amount at least sufficient to cover reconstruction costs of the Building, shall be obtained and costs shall be borne by the Landlord, while the Tenant shall obtain all the necessary insurance coverage, in consideration of the activity carried out in the building (for example civil liability, theft, fire and explosions, riots and vandalism, frost, etc).

The Tenant shall also bear all costs related to utilities (for example, light, water, gas) and, in the measure provided for by the applicable laws, the local taxes which are in charge of the Tenant (for example, TARI - waste disposal tax, TASI - indivisible services tax) it being understood that any tax related to the ownership of the Building shall be entirely upon the Landlord.

Article 16 - Prohibition of Sub-lease

It is allowed the sub-lease of all or parts only of the Building by the Tenant, in compliance with the use of the Building contractually agreed upon, to only other companies controlled at 100% by the Tenant or by Anika Therapeutics, Inc., after a prior communication written to the Landlord 180 (one hundred eighty) days before the entrance in force of the sub-lease. In case of sub-lease, the Tenant shall be responsible for the third party and therefore must ensure the fulfillment by the sub-lessee of any provision set in this Agreement. In addition, the guarantee as per Annex IX will also cover the obligations of the sub-lessee.

Notwithstanding the above, The sub-lease of all or parts is prohibited, if exceeding the limits set out under article 36 of the Tenancy Law, except in case of prior approval of the Landlord.

PART V GENERAL PROVISIONS

Article 17 – Termination

17.1	Without prejudice to what provided in other clauses of this Contract:

(a)
The Landlord shall have the right to terminate this Contract in accordance and with the effects of Article 1456 of the Italian Civil Code in case the Tenant does not pay 2 (two) consecutive  installments of the Rent within thirty (30) days of Tenant being given notice by Landlord of its payment delinquency;

(b)
the Tenant shall have the right to terminate the Contract in accordance and with the effect of Article 1456 of the Italian Civil Code in case of delay in the delivery of the Building for more than 90 (ninety) calendar days - including 30 days of tolerance as per Article 8 - from the Construction Works Term.

Article 18 - Confidentiality

Each Party undertakes not to disclose to third parties, in any way, the information of any nature whatsoever, related to the Contract and/or to the other Party, with the only exception of information deriving from the notarial formalities and the necessary application of any legal provision and/or from the registration of the Contract at the Real Estate Registry. Each Party may communicate the aforesaid information to financial entities, evaluators, accountant auditors, representatives, consultants and employees and any other company of its group only with the previous execution by the receivers of such information of confidentiality agreements with contents agreed by the Parties of this Contract.

Article 19 –Expert

19.1
In the event that any technical controversy arises between the Parties in relation to the design activities, the execution of the Construction Works of the Building and the Testing, the extraordinary or ordinary nature of the maintenance, removal obligations, the relevant technical decision shall be undertaken by the Expert, as per the following principles: (i) in compliance with cross-examination principles, (ii) pursuant to the criteria indicated in this Contract from time to time, (iii) shall not be ritual, and (iv) shall not be subject to appeal and shall be binding for the Parties.

19.2	The following rules shall apply to the decision of the Expert:

(a)
the requesting Party shall file in writing its own request to the Expert, with copy to the other party, by describing in detail why he disagrees with the other Party’s view. If requested by the Expert, the Parties shall make available to him, the documents and the material in relation to the matters object of the dispute and shall also provide all the assistance requested by the Expert. Each Party shall have in any case the ability to file other documents to the Expert in respect of the cross-examination principle;

(b)
the decision of the Expert shall be issued in writing on the basis of the verifications and inspections that it may consider necessary, but in any case within 30 (thirty) days from the receipt of the request from the most diligent Party. In order to avoid any doubt, the decision of the Expert shall be binding for both Parties, even if it shall not be rendered within the aforementioned term;

(c) the compensation and the costs related to the Expert shall be borne by the losing Party.

19.3	The Expert shall be appointed by the President of the Association of the Architects of Verona upon request of the more diligent Party and shall be enrolled in such Association.

Article 20 - Parties Domicile

For any notice related to this Contract, the parties choose as domicile the following addresses:

●	CONSORZIO ZONA INDUSTRIALE E PORTO FLUVIALE DI PADOVA, Galleria Spagna no. 35, Padua (Zip Code 35127), Italy fax +39 049.761156, certified e-mail: “consorziozip@legalmail.it”;

●
ANIKA THERAPEUTICS s.r.l.,
Via Ponte della Fabbrica 3/B
35031 Abano Terme, Italy
Sylvia Cheung
scheung@anikatherapeutics.com;
Andy Basso
abasso@anikatherapeutics.com
With copy to Arturo Meglio
arturo.meglio@klgates.com

Any possible amendment of the contact details above, of the corporate name or of the corporate office shall be timely communicated in writing.

The communications mentioned in the articles above or, in any case, related to this Contract shall be received by the relevant party by means of mail using the mail address above, except otherwise indicated in the Contract.

Article 21 - Venue

For any dispute that may arise between the Parties in connection with the existence, content and interpretation of this Contract, the Court of Padua shall be exclusively competent.

Article 22 - Miscellaneous

22.1	This deed has been negotiated by the Parties with respect to each single clause, therefore, Articles 1341 and 1342 of the Italian Civil Code shall not apply.

22.2
The notarial expenses as well as any tax related to the Contract, including the registration, stamp duties and any possible sanction as well as the registration taxes – equal as of the date of this Contract to 1% (one percent) of the Rent on a yearly basis shall be borne 50% (fifty percent) each by the Tenant and the Landlord. It is understood that those related to the ownership of the Building shall be borne entirely by the Landlord.

22.3	This Contract supersedes any previous agreement between the Parties having as its object what is covered by this Contract.

22.4	Any deed contrary or additional to this Contract shall be valid only if resulting from a written deed, duly undersigned by the Parties.

22.5
The Tenant shall have right to transfer this Contract to third parties controlled at 100% by the same or by the company Anika Therapeutics, Inc., without previous authorization of the Landlord, after prior communication of transfer to the Landlord of at least 180 (one hundred eighty) days. Any assignment different from the above is forbidden and shall not be valid without the previous consent of the Landlord.

22.6
Parties shall undersign, before a public Notary agreed by the parties, within 5 days from the Delivery Date, a separate and autonomous private deed which shall reproduce the provisions under Part IV (Lease) of this Contract, without any amendment and that shall not have a novative effect, and in any case subject to registration (“trascrizione”) in accordance with the applicable law at expenses of the Landlord and of the Tenant in the amount of 50% (fifty percent) each, it being understood that what provided at paragraph 22.2 of this Article above with respect to the annual registration tax.

22.7
This Contract is executed in a bilingual version, in Italian and in English, it being understood between the Parties that for the interpretation purposes of this Contract or of any other deed deriving from the same, the Italian version shall prevail.

9 October 2015

CONSORZIO ZONA INDUSTRIALE E	ANIKA THERAPEUTICS s.r.l.

PORTO FLUVIALE DI PADOVA

/s/ Luca Deiana	/s/ Charles H. Sherwood

Annex “I”

Powers of the Landlord

Annex “II”

Powers of the Tenant

Annex “III”

Plan of the Land

Annex “IV”

Executive Project

Annex “V”

Fit-Out Works

Annex “VI”

First Refusal Right Conditions

Annex “VII”

Financial Report Template

Annex “VIII”

Testing Scheme

Annex “IX”

Corporate Guarantee Scheme

[On Anika Therapeutics Inc.’s letterhead]

To: CONSORZIO ZONA INDUSTRIALE E PORTO FLUVIALE DI PADOVA Galleria Spagna n. 35 Padua Italy
Re: Corporate Guarantee

Dear Sirs,

We make reference to the contract executed on [●] between Consorzio Zona Industriale e Porto Fluviale di Padova, with corporate office in Padua, Galleria Spagna no. 36, Tax code: 80007410287, as landlord, (“Landlord”) and Anika Therapeutics S.r.l., with corporate office in Via Ponte della Fabbrica 3/B, 35031 Abano Terme, Italy, Tax Code: 01510440744, as tenant (“Tenant”), relating to the lease of a future Building with non-residential purposes to be constructed, delivered and granted in lease by the Landlord to the Tenant at the terms and conditions of the aforesaid contract; furthermore, we make reference to the contract for the sale of future goods, entered into on the same date between the Landlord and the Tenant (hereinafter, collectively, the “Contracts”).

The Guarantor, as defined below, has read the Contracts and is aware of the undertakings thereunder.

Unless otherwise indicated, all terms with initial capital letters in this letter (“Letter” or “Guarantee”) shall have the same meaning as that attributed to them in the lease contract referred to above.

ALL THIS BEING STATED:

1.	Our company Anika Therapeutics, Inc. (“Guarantor”) hereby confirms that it is the sole and exclusive owner of the entire corporate capital of the Tenant.

2.
For the entire duration of this Letter as indicated in article 10 below, our company shall – upon your written request – promptly provide you with a letter to confirm our statement under article 1 above.

3.
Our company Anika Therapeutics, Inc. hereby undertakes to guarantee - and, therefore, to be jointly obligated to the Landlord for - the fulfillment by the Tenant of the pecuniary obligations assumed under the Contracts by the latter, by the sub-lessee (art. 16 of the lease agreement referred to above- Sublease) or by the assignee (art. 22.5 of the lease agreement referred to above – Assignment). In particular, inter alia, our company Anika Therapeutics Inc undertakes to guarantee, under the following provisions provided by the lease agreement referred to above:

	(i)	article 9.1 (Payment of the Tenant’s Penalty) up to the maximum amount of Euro 1,800,000.00 (one million eight hundred thousand/00);

	(ii)	article 12.1-12.2 (Payment of the Annual Rent in favor of the Landlord);

	(iii)	article 13.2 (Payment of the withdrawal right penalty) up to the maximum amount of Euro 720,000.00 (seven hundred twenty thousand/00)

as well as under the following provision of the sale of future goods agreement referred to above:

	(iv)	Article 6 (penalty for failure to remove).

(the “Guaranteed Obligations”).

4.
This guarantee is to be deemed a first demand guarantee, any objection waived, of the Secured Obligations, waiving the benefit of prior enforcement of any other guarantee or undertaking however defined pursuant to the Contracts.

5.
This Guarantee is in addition and not conflicting with all other accessory securities (“real” or “personal”), burden or undertaking that the Tenant may have provided by law or under the Contracts in relation to the Secured Obligations.

6.	The Guarantor agrees that the Contracts may be amended or integrated and in such case the effectiveness of this Guarantee shall not be limited.

7.	This Guarantee may be enforced several times within the limits of the Maximum Guaranteed Amount until the term indicated in paragraph 10 below.

8.
All payments hereunder shall be made (a) by wire transfer on the bank account owned by the Beneficiary and indicated by the same in Beneficiary’s request for payment, and (b) will be net of any deduction, tax, or charge of whatsoever nature.

9.
The payment of any sum due by Anika Therapeutics, Inc. pursuant to this Letter shall be executed by Anika Therapeutics Inc, within 10 (ten) days from the receipt of a written request, sent via registered letter, fax or courier, by the Landlord indicating that the Tenant has not fulfilled the Guaranteed Obligations and that, consequently, the Landlord has the right to obtain from Anika Therapeutics, Inc. the payment of the requested amount.

10.
This guarantee shall be valid and effective throughout the entire term of the lease agreement referred to above. until the 15° (fifteenth) day subsequent to the Final Expiry Date of the lease agreement referred to above. In case of assignment or sublease, this guarantee shall remain fully valid and effective.

11.	The Guarantor will merely rely on the written request of the Landlord and will not make any further check, raise any objection or carry out any verification of what is reported therein.

12.
It is understood that in the event that a Tenant’s breach of the Guaranteed Obligation under Paragraph 3(i) above is healed through the enforcement of this Letter, the Landlord shall not have the right to terminate the lease agreement as a result of Tenant’s specific breach of such Guaranteed Obligation. In the event that the amount requested by the Landlord is previously challenged by the Tenant or is challenged by Anika Therapeutics, Inc., any sum paid by Anika Therapeutics, Inc. in accordance with this Letter shall be returned to Anika Therapeutics Inc. within 15 (fifteen) days from the positive judgement in favor of the Tenant or of Anika Therapeutics, Inc. by the Court of Padua in accordance with article 21 of the lease agreement referred to above..

13.	For any notice related to this Guarantee, the parties choose as domicile the following addresses:

(i) CONSORZIO ZONA INDUSTRIALE E PORTO FLUVIALE DI PADOVA Galleria Spagna no. 35, Padua (Zip Code 35127), Italy fax +39 049.761156 certified e-mail: “consorziozip@legalmail.it”

(ii)
ANIKA THERAPEUTICS Inc.
32 Wiggins Avenue
Bedford, MA 01730
United States of America
Fax + 1 (781) 305-9720
e-mail: scheung@anikatherapeutics.com;
e-mail: abasso@anikatherapeutics.com

With copy to:
- arturo.meglio@klgates.com
- ANIKA THERAPEUTICS S.r.l.

Any possible amendment of the contact details above, of the corporate name or of the corporate office shall be timely communicated in writing. The communications mentioned in the articles above or, in any case, related to this Letter shall be received by the relevant party by means of registered mail, fax or courier using the addresses above, except as otherwise indicated in the Letter.

14.	This guarantee is autonomous and therefore is valid regardless of the validity of the principal obligation by way of derogation to art. 1939 of the Italian civil code.

15.	The Guarantor waives the benefit of prior enforcement against the debtor (first demand guarantee) pursuant to art. 1944 and 1957 paragraph 2 of the Italian civil code.

16.	Charges, costs and taxes in relation hereto shall be borne by the Guarantor.

17.	The Guarantor is a validly incorporated company under US laws, entitled to carry out the activity that it carries out.

18.	The Guarantor has the power to execute and perform this Guarantee.

19.	This Guarantee is a lawful, valid and binding obligation.

20.	The execution and performance of this Guarantee is not and will not be in conflict with:

(a) any applicable law, regulation, court decision;

(b) the Guarantor’s incorporation documents;

(c) any document which is binding for the Guarantor.

21.	The Guarantor represents and warrants that:

(a) the choice of Italian law as law governing this Guarantee has been validly made by the Guarantor and does not conflict with any private international law rule or provision applicable to the Guarantor;

(b) the choice of Italian jurisdiction has been validly made by the Guarantor and does not conflict with any private international law rule or provision applicable to the Guarantor.

22.
This Letter shall be ruled by Italian Law and any possible dispute that may arise between the parties between in connection with the existence, content and interpretation of this Letter shall be submitted to the Court of Padua, who shall be exclusively competent to make any determination related to this Letter.

23.
This Guarantee is executed in a bilingual version, in Italian and in English, it being understood between the Parties that for the interpretation purposes of this Letter or of any other deed deriving from the same, the Italian version shall prevail.

***

Kind Regards

/s/ Charles H. Sherwood

ANIKA THERAPEUTICS Inc.